PROSPECTUS SUPPLEMENT NO. 2	FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED May 2, 2012)	REGISTRATION NO. 333-180071

INTERMOUNTAIN COMMUNITY BANCORP

8,700,000 SHARES OF COMMON STOCK

This prospectus supplement No. 2 supplements information contained in that certain prospectus dated April 23, 2012, (as subsequently amended or supplemented, the “Prospectus”) relating to the offer to shareholders of record on January 20, 2012 subscription rights to purchase up to 8,700,000 shares of common stock of Intermountain Community Bancorp.

This prospectus supplement includes a Rights Offering Slide Presentation dated May 2012 which Intermountain intends to use in presentations to its shareholders in connection with the Rights Offering.

The information contained in the Rights Offering Presentation included in this prospectus supplement is dated as of the date of such document. This prospectus supplement should be read in conjunction with the Prospectus that was previously delivered, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is May 2, 2012

Rights Offering Presentation May 2012 8/6/10

Disclosure
•
This presentation contains forward-looking statements within the meaning of the Private
Securities Litigation Reform Act of 1995.  Such forward-looking statements may include but are not limited to statements about the Company's plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to the following and the other risks described in the “Risk Factors,” “Business,” and “Management's
Discussion and Analysis of Financial Condition and Results of Operations” sections, as applicable, of the Company's Annual Report on Form 10-K for the fiscal year ended December
31, 2011; the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in the Company's loan portfolio; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for the Company's loan and other products; a continued decline in the housing and real estate market; a continued
increase in unemployment or sustained high levels of unemployment; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment. Readers are cautioned that forward-
looking statements in this presentation speak only as of the date of this release.  The Company does not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.
•
No express or implied representations or warranties as to the accuracy or completeness of any of the information in this presentation are being made, and Intermountain expressly disclaims any and all liability for any errors or omissions herein or relating to or arising from the use of the information contained herein.
•
All financial data in this presentation is for Intermountain and its subsidiary, Panhandle State
Bank, on a consolidated basis, unless otherwise indicated.

Offering Overview:  Offering Terms and Rights
• $8.7 million
Targeted Size
• Registered shares of voting common stock
Securities Offered
• Owners of IMCB stock as of the end of business on January 20, 2012 (“record date”)
Eligible  Investors
• 5:00 p.m. New York City time, Monday, May 21, 2012 Scheduled Completion Date
• Right to purchase additional shares if not fully subscribed by existing shareholders as of record date. If total offering is oversubscribed, individual shareholders oversubscription amount will be reduced on a pro-rata basis based on percentage of shares owned on the record date
Oversubscription  Privilege
• IMCB will be solely responsible for and bear the expenses of the offering, which are anticipated to be approximately $300,000
Expenses
• 4.9% of the pro forma outstanding  common stock
Maximum Ownership
• Strengthen the Company’s balance sheet, reinvest in its communities, other general corporate purposes, and, subject to regulatory approval, using all or a portion of such proceeds to redeem its Series A Preferred Stock held by the U.S. Treasury as part of the TARP Capital
Purchase Program.
Use of Proceeds
• The prospectus and other offering materials were issued to registered shareholders and to brokers on or about April 25, 2012.  To invest, please read the prospectus and, if applicable, broker information carefully and follow the instructions contained therein.
Exercising shareholder rights
• Rights to purchase up to 1.0324 common voting shares for each share owned as of the record date for the purchase price of $1.00 per share. Rights are not transferable.
Basic Subscription Right
Backstop Commitment
• If the offering is not fully subscribed, then certain of the investors who invested in the January capital raise are obligated to purchase additional shares at the $1.00 offering price in a private placement, but are limited to the lower of the pro-rata shares needed to fully subscribe the $8.7 million offering or certain regulatory restrictions on the percentage of shares they may own.

Travis Kaul
SVP Chief Banking Officer
Age:  42
IMCB: 15 years
Banking: 25 years
Company Overview:  Management Team
Curt Hecker
President/CEO
Age: 51
IMCB: 17 years
Bank Exec: 17 years
Banking: 28 years
Board of Directors
Chairman: John Parker (76)
13 Members
2 Insiders
Audit Committee
Chair Mike Romine
Cindy Ingram
SVP Audit & Compliance
Age: 52
IMCB: 5 years
Banking: 25 years
Audit: 10 years
Dale Schuman
SVP Trust & Wealth
and General Counsel
Age: 53
IMCB: 6 years
Banking: 13 years
Law:  29 years
Pam Rasmussen
EVP Chief Operating Officer
Age: 52
IMCB: 7 years
Banking: 23 years
Doug Wright
EVP Chief Financial Officer
Age: 47
IMCB: 10 years
Banking: 25 years
Dave Dean
SVP Chief Credit Officer
Age:  57
IMCB: 12 years
Banking:  34 years
• Seasoned banking executives with extensive financial backgrounds and significant local market knowledge
• Cohesive management team united around thoughtful forward-looking business plan
Krissy Peck
VP Credit Risk Manager
Credit Administration
Carolyn Shaw
SVP Risk Management
Officer

Bonners Ferry
Ponderay
Sandpoint
Priest River
Rathdrum
Spokane Valley
Spokane
Post Falls
Coeur d'Alene
Kellogg
Weiser
Payette
Ontario
Fruitland
Caldwell
Nampa
Gooding
Canyon Rim
Twin Falls

Company Overview:  Company Snapshot
Idaho-based community bank with
$958 million in assets
Panhandle State Bank (“PSB”),
established in Idaho in 1981
Bancorp established in 1997 as
holding company for: PSB,
Intermountain Community Bank
and Magic Valley Bank
Idaho Market Area
Recovery accelerating.  Among
the fastest growing states in the
country for the past 10 years
Diverse economy: agriculture,
tech, manufacturing and tourism
Business friendly: taxes, cheap
energy and health care and high
quality of life
Branch Map Fact Sheet (3/31/12)
4 unique regions
11 counties
Northern
Idaho/Eastern
Washington
% of deposits
57% of loans
Southwest Idaho/Eastern Oregon
20% of deposits
20% of loans
Boise Area
10% of deposits
10% of loans
Magic Valley
8% of deposits
7% of loans
IDAHO
UTAH
NEVADA
OREGON
WASHINGTON
MONTANA
•Boise

Company Snapshot
Bulletin Board:  IMCB (prepared for NASDAQ upon
reverse split)
Unique footprint – ability to expand in 3 states
19 community bank branches
Complementary geographies
3 acquisitions
2006: Premier Financial Services
2004: Snake River Bancorp ($74 million assets)
2003: Ontario Branch, Household International Inc

Company Snapshot
Core Values
Accountability – no excuses leadership
Be proactive – hit conflicts head on
Purpose – work with a sense of urgency
Passion – deep sense of caring
Drive – strive to be the best
People – hire and retain the best and brightest
Key Differentiators
Unrivaled local market knowledge
Proven ability to expand in new markets
Flexible and scalable technology platforms - growth infrastructure in place today
Committed, capable, focused and motivated staff

Company Overview – State of Industry
• Banking sector still recovering from financial crisis
• Credit losses are decreasing
• Companies facing net interest margin pressure
– Low interest rates and keen competition for loans
– Future liability interest rate deductions limited
• Regulatory burden increasing
– Pressure on non-interest income
– Compliance cost burden
• Significant pressure on small banks
– Lower revenues, higher fixed costs
– Older board and management teams
• Industry bi-furcating into “haves” and “have nots”
based on capital and adequate size
• Consolidation beginning to pick up

Company Overview:  Management Focus
• Priorities over the past 3 years:
– Credit quality – Problem loans below industry average and loss provisions down significantly (comparisons as of 12/31/11…1Q bank numbers show further improvement)
• Non Performing Loans/Total Assets at 1.78% vs. peer group 2.78%
• 30-day delinquent at 0.27% vs. peer group 0.97%
• Other Real Estate owned at 0.62% vs. peer group 0.82%
– Capital – successfully raised net $42.3 million in January
• Regulatory capital ratios now among strongest in peer group
– Liquidity – core deposit growth and capital raise
• Non-interest bearing demand deposits comprise 27% of deposits at 3/31/12
• Brokered and CDARs CDs only total 3.2% of deposits at 3/31/12
– Operating expense reduction
• Operating expense in 2011 was down $11.3 million or 22.8% over 2009
• Efforts continue - 1Q 2012 expense down $1.4 million or 14.8% over 1Q 2011.
– Restructuring for the future
• Community-focused
• Leaner operation
• Scalability
Source: Company financial statements and FFIEC Uniform Bank Performance Report, 112-31-11

10 Company Overview: Management Focus • New Priorities Loan growth Continued expense reduction Capitalizing on potential expansion opportunities

IMCB Balance Sheet – Key Balances & Ratios
IMCB
3/31/11
IMCB
12/31/11
IMCB
3/31/12
Investments Available for Sale $173,484 $219,039 $264,313
Cash & Cash Equivalents 160,071 109,868 102,785
Loans Receivable, Net 540,614 502,252 492,983
ALLL 12,482 12,690 11,372
Total Assets 980,873 934,218 958,631
Transaction Deposits 501,908 498,787 517,373
Savings, CDs and IRAs 265,733 230,586 214,085
Total Deposits 767,641 729,373 731,458
Equity 59,118 61,616 102,949
Tangible Common Equity 32,957 35,278 47,814
Loans/Deposits 70.4% 68.9% 67.4%
Transaction Deposits/Total Deposits 65.4% 68.4% 70.7%
Brokered +CDARs/Tot Dep 6.6% 5.7% 3.8%
Tangible Common Equity/Tangible Assets 3.36% 3.78% 4.99%
Tangible Book Value per Common Share $3.92 $4.19 $2.30

IMCB Income Statement – Key Totals & Ratios
IMCB
1Q 2011
IMCB
4Q 2011
IMCB
1Q 2012
IMCB
FY 2011
Interest Income $10,488 $9,770 $9,120 $41,657
Interest Expense 1,777 1,428 1,498 6,819
Net Interest Income 8,711 8,342 7,622 34,838
Provision for Loan Losses 1,633 706 959 7,289
Other Income 2,663 2,690 2,506 10,678
Operating Expenses 9,740 9,166 8,298 38,342
Security gains/(losses) & Hedge Fair Value Adjustments 0 55 (70) (53)
Net Income (Loss) before tax $1 $1,215 $801 ($168)
Tax benefit (provision) 0 152 0 0
Net income (loss) after tax $1 $1,367 $801 ($168)
Preferred stock dividend 433 460 466 1,808
Net Income (Loss) to common shareholders ($442) $907 $335 ($1,976)
Earnings (Loss) per common share – diluted ($0.05) $0.11 $0.01 ($0.21)
Return on Average Assets 0.00% 0.58% 0.34% 0.00%
Return on Average Common Equity (5.37%) 10.28% 3.23% (5.27%)

IMCB Asset Quality – Key Metrics
March 31,
2011
December 31,
2011
March 31,
2012
Non Performing Loans (“NPL”) & 90 day past dues $18,717 $9,292 $8,000
OREO 3,686 6,650 6,852
Total Non Performing Assets (“NPA”) 22,403 15,942 14,852
NPA/Total Assets 2.28% 1.71% 1.55%
NPA to Tangible Equity + Allowance for Loan Loss
(“ALLL”) aka the “Texas Ratio”
31.41% 21.51% 13.01%
ALLL/Total Loans 2.26% 2.46% 2.25%
ALLL Coverage of NPLs 66.69% 136.57% 142.15%
30-day delinquency/Total Loans 0.54% 0.28% 0.19%
Quarterly chargeoffs, net of recoveries $1,607 $2,383 $2,277

Pro Forma Impacts of Raise - IMCB and PSB Capital Ratios
Adjustments from
Rights Offering/
Estimated (1) Priv Plac Backstop (2) Pro Forma
INTERMOUNTAIN COMMUNITY BANCORP:
Tier 1 Capital 108,985 $    8,334 $                     117,319 $
Tier 2 Capital 7,616           7,616
Total Risk-Based Capital 116,601       8,334                        124,935
Average Assets for Leverage Capital 939,097       8,334                        947,431
Total Risk Weighted Assets 605,496       605,496
Tier 1 Capital/Average Assets (Leverage Ratio) 11.61% 12.38%
Tier 1 Capital to Risk-Weighted Assets 18.00% 19.38%
Total Risk-Based Capital to Risk-Weighted Assets 19.26% 20.63%
Tangible Common Equity to Tangible Assets with Preferred Conversion 7.99% 8.78%
Tangible Common Equity per Share with Preferred Conversion 1.37 $         1.32 $
PANHANDLE STATE BANK:
Tier 1 Capital 105,757 $    105,757 $
Tier 2 Capital 7,616           7,616
Total Risk-Based Capital 113,373       113,373
Average Assets for Leverage Capital 937,921       937,921
Total Risk Weighted Assets 605,496       605,496
Tier 1 Capital/Average Assets (Leverage Ratio) 11.28% 11.28%
Tier 1 Capital to Risk-Weighted Assets 17.47% 17.47%
Total Risk-Based Capital to Risk-Weighted Assets 18.72% 18.72%
(1)  Assumes that the 698,993 shares of Series B Preferred Stock are converted to 34,949,648 shares of Non-Voting Common after shareholder approval authorizing Non Voting Common Stock at the Company's Annual Meeting on May 17.
(2)  Assumes full subscription of 8,700,00 shares at $1 per share price, net of estimated transaction expenses.
As of March 31, 2012
(Dollars in thousands)

?
Questions
• Please direct questions to:
– Susan Pleasant, IMCB Shareholder Relations
• Phone:  208-255-3432
• Email:
Susan.Pleasant@intermountainbank.com
– American Stock Transfer and Trust (AST), Subscription
Agent
• Phone: 877-478-5038